EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT

                                       TO

                              CERTIFICATE OF TRUST

     This Certificate of Amendment to Certificate of Trust is being executed as of September 28, 1998 for the purpose of changing the name of Eagle Financial Capital Trust I, a Delaware business trust, pursuant to Section 3810 of the Delaware Business Trust Act.

     The undersigned hereby certifies as follows:

     1. Name. The name of the business trust is Eagle Financial Capital Trust I (the "Trust").

     2. Amendment. Article 1 of the Certificate of Trust of the Trust is hereby amended to read as follows:

          "1. Name. The name of the business trust is Webster Capital Trust II (the "Trust")."

     3. Administrative Trustee. The undersigned is an Administrative Trustee of the Trust.

     4. Effective. This Certificate of Amendment to Certificate of Trust shall be effective immediately upon filing in the office of the Secretary of State of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment to Certificate of Trust as of the day and year first above written.

                                                  ------------------------------
                                                  John V. Brennan
                                                  Administrative Trustee